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                                                            EXHIBIT A

                                 NEHI PETROLEUM


                                   AGREEMENT


         WHEREAS, Tour 18, Inc. will contribute $250,000.00 US dollars into National Equities Holdings, Inc.

         As consideration for this money Tour 18, Inc. will receive 20% of NEHI equity in RST LLC (which will equal 5% total equity in RST).

         On the 180th day from today (9/12/97) Tour 18, Inc. will have the right to receive the $250,000.00 US dollars back and keep the 5% equity up to a return of $5,000,000 US dollars or Tour 18, Inc. can forfeit the return of the $250,000.00 US dollars and keep the 5% equity in RST LLC with no restrictions on the payback.

         Tour 18, Inc. will also receive 1,600,000 shares of NEHI common stock. NEHI will retain a one year option to repurchase said shares at 50% of any day's closing price, but not to be less than $2.50 per share.

         Tour 18, Inc. will be issued a stock certificate for the 1,600,000 shares as soon as reasonably practicable within 30 days.


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
         /s/ Bill Knollenberg                                                /s/ Dennis J. Wilkerson
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         Bill Knollenberg                                                    Dennis J. Wilkerson
         Chairman/CEO                                                        Tour 18, Inc.


         /s/ Brad Knollenberg
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         Brad Knollenberg                                           Notary, State of Texas
                                                                    Harris County
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